Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2022 RESULTS

Life-licensed sales force grew 4.4% to a record 135,208 representatives

Term Life net premiums increased 5%; adjusted direct premiums increased 6%

Investment and Savings Products sales reached $10 billion for full year 2022; second largest in Company history despite equity market volatility

Executed a successful senior health Medicare annual enrollment period

Net earnings per diluted share (EPS) of $3.54; return on stockholders’ equity (ROE) 31.6%

Diluted adjusted operating EPS of $3.49, up 19%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 27.1%

Duluth, GA, February 23, 2023 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2022. GAAP revenues were $686.9 million, down 5% from the prior year period. Net income was $131.8 million, earnings per diluted share was $3.54 and ROE was 31.6% for the quarter. Net income, earnings per diluted share and ROE comparisons to the prior year results are not meaningful due to a goodwill impairment charge recognized in the fourth quarter of 2021.

Adjusted net operating revenues of $684.5 million decreased 5% compared to the prior year’s fourth quarter. Adjusted net operating income was $129.9 million, up 11% while diluted adjusted operating earnings per share of $3.49 increased 19% year-over-year. ROAE was 27.1% for the quarter. The Company adjusts operating results to exclude non-recurring items that cause incomparability between periods. A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

“Our success in 2022 reflects the value of guidance that our sales force brings to middle-income families and the important role they play in encouraging clients to take action,” said Glenn Williams, Chief Executive Officer. “For three consecutive years, Primerica has issued more than $100 billion in term life insurance face amount. And while inflation and market volatility created headwinds, our representatives successfully helped their clients invest $10 billion in 2022 toward their future financial goals.”

Term Life operating results during the fourth quarter reflected a significant reduction in COVID-related death claims year-over-year and continued normalization of policy persistency. Claims were favorable to historical trends in the fourth quarter and rising interest rates positively impacted benefit reserves when the Company locked in its assumptions for new business during the period as further described below. Economic uncertainty continued to pressure equity markets, which adversely impacted sales and client asset values in the Investment and Savings Products (“ISP”) segment. Senior health results improved year-over-year as the Company continued to navigate the evolving marketplace.

Comparing results for the year ended December 31, 2022 to the year ended December 31, 2021, income before income taxes of $493.7 million declined 3%, while adjusted operating income before income taxes of $567.0 million declined 6%. Term Life pre-tax operating income grew 8% year-over-year, in line with 8% growth in adjusted direct premiums as the impact of the pandemic on the life insurance business faded. ISP pre-tax operating income declined 13% year-over-year driven by the impact of equity market volatility on product sales and client asset values. Higher losses in the Senior Health segment, lower mortgage sales due to rising interest rates and the cost of holding an additional sales force leadership event in 2022 also contributed to the year-over-year decline in operating income.

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2022	Q4 2021	% Change
Life-Licensed Sales Force	135,208	129,515	4%
Recruits	77,025	73,572	5%
New Life-Licensed Representatives	11,117	9,296	20%
Life Insurance Policies Issued	72,544	75,203	(4)%
Life Productivity (1)	0.18	0.19	*
ISP Product Sales ($ billions)	$2.09	$3.02	(31)%
Average Client Asset Values ($ billions)	$83.26	$94.81	(12)%
Senior Health Submitted Policies (2)	23,060	39,142	(41)%
Senior Health Approved Policies (3)	20,705	32,047	(35)%
Closed U.S. Mortgage Volume ($ million brokered)	$78.9	$330.8	(76)%

(1)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
(2)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier
(3)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force

* Not calculated

Segment Results
	Q4 2022	Q4 2021	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$430,160	$408,672	5%
Investment and Savings Products	198,280	247,076	(20)%
Senior Health (1)	27,853	37,504	(26)%
Corporate and Other Distributed Products (1)	28,210	29,746	(5)%
Total adjusted operating revenues (1)	$684,503	$722,998	(5)%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$125,321	$102,019	23%
Investment and Savings Products	57,417	70,699	(19)%
Senior Health (1)	4,285	369	NM
Corporate and Other Distributed Products (1)	(21,913)	(22,345)	(2)%
Total adjusted operating income before income taxes (1)	$165,110	$150,742	10%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

The Company continued to capitalize on the attractiveness and flexibility of its entrepreneurial business opportunity, ending 2022 with a record 135,208 independent life-licensed representatives, a 4.4% increase compared to December 31, 2021. Growth in the sales force was supported by strong recruiting over the last 12 months, including 77,025 individuals who joined Primerica during the fourth quarter of 2022. Licensing momentum continued with 11,117 new life-licensed representatives during the fourth quarter of 2022, a 20% increase compared to the prior year period.

Term Life Insurance

The Company issued 72,544 new term life insurance policies during the fourth quarter, decreasing 4% compared to the prior year period, while issued term life face amount was nearly flat year-over-year. The year-over-year decline in sales volume was due to a slow start in October as the sales force anticipated and prepared for the Company’s introduction of new life insurance products. Following a successful product launch, momentum started to build again in November and December. We also believe an increased cost-of-living impacted sales to some degree. Productivity remained in its historical range at 0.18 policies per life-licensed representative per month versus 0.19 in the prior year period.

Fourth quarter revenues of $430.2 million increased 5% year-over-year, driven by 6% growth in adjusted direct premiums, while pre-tax income of $125.3 million increased 23% due primarily to a reduction in benefits and claims. The benefits and claims ratio, which is typically lower in the fourth quarter due to seasonally weaker persistency, was 56.6%. The ratio reflects claims that were $3 million favorable to historical trends in the current period compared to excess claims of $19 million driven largely by COVID in the prior year period. In addition, the Company’s annual process to lock in new business assumptions under current GAAP, which historically takes place during the fourth quarter, resulted in a reserve reduction of $4 million primarily due to higher interest rates. Finally, the administrative reprocessing of certain reinsurance transactions lowered benefits and claims by $2 million.

Persistency has largely normalized in the aggregate, however, lapse rates remained elevated for policies written at the height of the pandemic, while lapses for policies issued prior to the pandemic were generally lower. The DAC amortization ratio of 16.6% for the quarter reflects seasonally weaker persistency and is largely in line with fourth quarter ratios prior to the pandemic. The fourth quarter operating margin was 21.5% compared to 18.6% in the prior year period.

Investment and Savings Products

Total ISP sales during the quarter were $2.1 billion, or 31% lower than the prior year period. Heightened market volatility and economic uncertainty continued to impact investor confidence, pressuring sales and client asset values. However, the Company recorded net inflows of $649 million during the quarter with redemption levels remaining just below 2% of the beginning of quarter assets, which continues to reflect clients’ commitment to their long-term investment objectives. Client asset values ended the year at $83.9 billion, down 14% compared to December 31, 2021.

Revenues of $198.3 million declined 20% and pre-tax income of $57.4 million declined 19% year-over-year due to 35% lower sales-based revenue generating sales and 12% lower average client asset values. Sales-based and asset-based commission revenues and expenses generally declined in line with their related drivers.

Senior Health

Results reflected seasonally heightened activity associated with the Medicare annual enrollment period (“AEP”) with nearly 21,000 policies approved during the fourth quarter. As intended, the Company approved fewer policies than the approximately 32,000 approved in the prior year period as it continues to evaluate emerging profitability dynamics in the sector. The lifetime value of commissions per approved policy (“LTV”) was $888 and the contract acquisition costs per approved policy (“CAC”) was $722, for an LTV/CAC ratio of 1.2x for the period.

Revenues of $27.9 million declined year-over-year as a result of a lower number of approved policies. The Company recognized a positive revenue adjustment of $3.8 million this quarter, largely to reflect the final first year commission collections on 2022 effective policies that was higher than assumed throughout the year. The adjustment increased first year commission revenues to match the actual cash received during the year since these commissions are no longer subject to chargeback. The Company made progress in efficiently procuring and utilizing leads as reflected in a 21% year-over-year improvement of CAC. Adjusted operating income before taxes was $4.3 million in the fourth quarter of 2022 versus adjusted operating income attributable to Primerica of $0.4 million in the prior year period. The Company did not need to provide any funding to the Senior Health segment during the quarter.

Corporate and Other Distributed Products

During the fourth quarter, the segment recorded an adjusted operating loss before income taxes of $21.9 million compared to a $22.3 million loss in the prior year period. The segment had strong growth in allocated net investment income as described further on a consolidated basis below. Higher market interest rates continued to adversely impact mortgage loan volume. Insurance and other operating expenses increased as a result of general corporate expenditures, including employee compensation and investments in technology. Additionally, interest expense was lower year-over-year, reflecting an overlap of interest obligation during the issuance of new senior notes in 2021.

Invested Asset Portfolio

Consolidated net investment income increased $8.5 million compared to the prior year period, reflecting higher yields on new investments and growth in the size of the invested asset portfolio. About half of the increase was allocated to the Term Life segment as the in-force business continues to grow with the remainder recorded in Corporate and Other Distributed Products.

The invested asset portfolio ended the quarter with an unrealized loss of $306 million, compared to an unrealized loss of $321 million at September 30, 2022 reflecting relatively unchanged Treasury rates, but tighter credit spreads during the period. The Company does not believe the unrealized loss is due to significant credit concerns but is instead due to increasing interest rates and intends to hold these investments until maturity.

Taxes

The effective tax rate during the fourth quarter was 21.3% compared to 47.9% in the fourth quarter of 2021. The 2021 period included a goodwill impairment charge for which the Company does not receive a tax benefit. Excluding the goodwill impairment charge, the effective tax rate in the fourth quarter of 2021 was 22.3%. The effective tax rate in the fourth quarter of 2022 includes a current period tax benefit from revaluing the Canadian deferred tax asset to reflect an incremental Canadian federal tax enacted in December. The incremental Canadian tax is imposed on taxable income in excess of $100 million for banks and life insurance companies.

Capital

During the quarter, the Company repurchased $32.0 million of common stock, for a total of $356.3 million in 2022, resulting in completion of its prior authorization. As announced in November 2022, the Company received a new authorization for a $375 million share repurchase program in 2023. The Board of Directors has also approved a dividend of $0.65 per share, payable on March 14, 2023, to stockholders of record on February 21, 2023.

The Company has a strong balance sheet, including invested assets and cash at the holding company of $307 million. Primerica Life Insurance Company's statutory risk-based capital (RBC) ratio was estimated to be about 475% as of December 31, 2022.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share. Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude the loss on the extinguishment of debt, transaction-related expenses/recoveries associated with the purchase of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), adjustments to share-based compensation expense for shares exchanged in the business combination, and non-cash goodwill impairment charges. We exclude the loss on the extinguishment of debt, e-TeleQuote transaction-related expenses/recoveries and non-cash goodwill impairment charges as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares which were acquired for no additional consideration. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Friday, February 24, 2023 at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.7 million client investment accounts on December 31, 2021. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2021. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2022	December 31, 2021
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,495,456	$2,702,567
Fixed-maturity security held-to-maturity, at amortized cost	1,444,920	1,379,100
Short-term investments available-for-sale, at fair value	69,406	85,243
Equity securities, at fair value	35,404	42,551
Trading securities, at fair value	3,698	24,355
Policy loans and other invested assets	48,713	30,612
Total investments	4,097,597	4,264,428
Cash and cash equivalents	489,240	392,501
Accrued investment income	20,885	18,702
Reinsurance recoverables	4,015,909	4,268,419
Deferred policy acquisition costs, net	3,081,886	2,943,782
Renewal commissions receivable	200,043	231,751
Agent balances, due premiums and other receivables	254,276	257,675
Goodwill	127,707	179,154
Intangible assets	185,525	195,825
Income taxes	101,333	81,799
Operating lease right-of-use assets	40,500	47,942
Other assets	428,259	441,253
Separate account assets	2,305,717	2,799,992
Total assets	$15,348,877	$16,123,223

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$7,390,800	$7,138,649
Unearned and advance premiums	15,422	16,437
Policy claims and other benefits payable	538,250	585,382
Other policyholders' funds	483,769	501,823
Notes payable - short term	-	15,000
Notes payable - long term	592,905	592,102
Surplus note	1,444,469	1,378,585
Income taxes	128,333	241,311
Operating lease liabilities	45,995	53,920
Other liabilities	580,780	615,710
Payable under securities lending	100,938	94,529
Separate account liabilities	2,305,717	2,799,992
Total liabilities	13,627,378	14,033,440

Temporary Stockholders' Equity
Redeemable noncontrolling interests in consolidated entities	-	7,271

Permanent Stockholders' equity
Equity attributable to Primerica, Inc.:
Common stock	368	394
Paid-in capital	-	5,224
Retained earnings	1,973,403	2,004,506
Accumulated other comprehensive income (loss), net of income tax	(252,272)	72,388
Total permanent stockholders' equity	1,721,499	2,082,512
Total liabilities and temporary and permanent stockholders' equity	$15,348,877	$16,123,223

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2022	2021
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$812,481	$794,344
Ceded premiums	(406,088)	(405,147)
Net premiums	406,393	389,197
Commissions and fees	226,720	288,285
Net investment income	28,530	20,001
Investment gains (losses)	2,845	1,995
Other, net	22,451	24,616
Total revenues	686,939	724,094

Benefits and expenses:
Benefits and claims	154,130	187,192
Amortization of deferred policy acquisition costs	93,776	68,575
Sales commissions	103,162	139,842
Insurance expenses	58,883	53,359
Insurance commissions	7,280	8,542
Contract acquisition costs	14,952	29,264
Interest expense	6,768	8,804
Goodwill impairment loss	-	76,000
Loss on extinguishment of debt	-	8,927
Other operating expenses	80,442	77,291
Total benefits and expenses	519,393	657,796
Income before income taxes	167,546	66,298
Income taxes	35,706	31,788
Net income	$131,840	$34,510
Net income attributable to noncontrolling interests	-	(360)
Net income attributable to Primerica, Inc.	$131,840	$34,870

Earnings per share attributable to common stockholders:
Basic earnings per share	$3.55	$0.88
Diluted earnings per share	$3.54	$0.87

Weighted-average shares used in computing earnings per share:
Basic	36,974	39,568
Diluted	37,081	39,691

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2022	2021
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$3,230,120	$3,122,148
Ceded premiums	(1,629,892)	(1,616,264)
Net premiums	1,600,228	1,505,884
Commissions and fees	944,676	1,042,813
Net investment income	93,065	80,588
Investment gains (losses)	(995)	5,872
Other, net	83,159	74,575
Total revenues	2,720,133	2,709,732

Benefits and expenses:
Benefits and claims	665,749	722,753
Amortization of deferred policy acquisition costs	356,143	251,179
Sales commissions	462,764	522,308
Insurance expenses	235,405	202,605
Insurance commissions	30,261	34,532
Contract acquisition costs	68,431	52,788
Interest expense	27,237	30,618
Goodwill impairment loss	60,000	76,000
Loss on extinguishment of debt	-	8,927
Other operating expenses	320,394	296,851
Total benefits and expenses	2,226,384	2,198,561
Income before income taxes	493,749	511,171
Income taxes	125,775	139,191
Net income	$367,974	$371,980
Net income (loss) attributable to noncontrolling interests	(5,038)	(1,377)
Net income attributable to Primerica, Inc.	$373,012	$373,357

Earnings per share attributable to common stockholders:
Basic earnings per share	$9.77	$9.41
Diluted earnings per share	$9.74	$9.38

Weighted-average shares used in computing earnings per share:
Basic	37,997	39,530
Diluted	38,106	39,652

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2022	2021	% Change
Total revenues	$686,939	$724,094	(5)%
Less: Investment gains (losses)	2,845	1,995
Less: 10% deposit asset MTM included in NII	(409)	(899)
Adjusted operating revenues	$684,503	$722,998	(5)%

Income before income taxes	$167,546	$66,298	153%
Less: Investment gains (losses)	2,845	1,995
Less: 10% deposit asset MTM included in NII	(409)	(899)
Less: e-TeleQuote transaction-related expenses	-	(812)
Less: Equity comp for awards exchanged during acquisition	-	739
Less: Noncontrolling interest	-	(540)
Less: Goodwill impairment	-	(76,000)
Less: Loss on extinguishment of debt	-	(8,927)
Adjusted operating income before income taxes	$165,110	$150,742	10%

Net income	$131,840	$34,510	282%
Less: Investment gains (losses)	2,845	1,995
Less: 10% deposit asset MTM included in NII	(409)	(899)
Less: e-TeleQuote transaction-related expenses	-	(812)
Less: Equity comp for awards exchanged during acquisition	-	739
Less: Noncontrolling interest	-	(540)
Less: Goodwill impairment	-	(76,000)
Less: Loss on extinguishment of debt	-	(8,927)
Less: Tax impact of preceding items	(520)	1,945
Adjusted net operating income	$129,924	$117,009	11%

Diluted earnings per share (1)	$3.54	$0.87	307%
Less: Net after-tax impact of operating adjustments	0.05	(2.07)
Diluted adjusted operating earnings per share (1)	$3.49	$2.94	19%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2022	2021	% Change
Total revenues	$2,720,133	$2,709,732	0%
Less: Investment gains (losses)	(995)	5,872
Less: 10% deposit asset MTM included in NII	(3,830)	(2,502)
Adjusted operating revenues	$2,724,958	$2,706,362	1%

Income before income taxes	$493,749	$511,171	(3)%
Less: Investment gains (losses)	(995)	5,872
Less: 10% deposit asset MTM included in NII	(3,830)	(2,502)
Less: e-TeleQuote transaction-related expenses	1,992	(12,948)
Less: Equity comp for awards exchanged during acquisition	(3,584)	1,744
Less: Noncontrolling interest	(6,797)	(2,005)
Less: Goodwill impairment	(60,000)	(76,000)
Less: Loss on extinguishment of debt	-	(8,927)
Adjusted operating income before income taxes	$566,963	$605,937	(6)%

Net income	$367,974	$371,980	(1)%
Less: Investment gains (losses)	(995)	5,872
Less: 10% deposit asset MTM included in NII	(3,830)	(2,502)
Less: e-TeleQuote transaction-related expenses	1,992	(12,948)
Less: Equity comp for awards exchanged during acquisition	(3,584)	1,744
Less: Noncontrolling interest	(6,797)	(2,005)
Less: Goodwill impairment	(60,000)	(76,000)
Less: Loss on extinguishment of debt	-	(8,927)
Less: Tax impact of preceding items	3,303	4,548
Adjusted net operating income	$437,885	$462,197	(5)%

Diluted earnings per share (1)	$9.74	$9.38	4%
Less: Net after-tax impact of operating adjustments	(1.69)	(2.23)
Diluted adjusted operating earnings per share (1)	$11.44	$11.61	(1)%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2022	2021	% Change
Direct premiums	$807,796	$789,325	2%
Less: Premiums ceded to IPO coinsurers	224,240	239,828
Adjusted direct premiums	583,556	549,497	6%

Ceded premiums	(404,174)	(403,184)
Less: Premiums ceded to IPO coinsurers	(224,240)	(239,828)
Other ceded premiums	(179,934)	(163,356)
Net premiums	$403,622	$386,141	5%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2022	2021	% Change
Income/(loss) before income taxes	$4,285	$(76,560)	NM
Less: e-TeleQuote transaction-related costs	-	(389)
Less: Noncontrolling interest	-	(540)
Less: Goodwill impairment	-	(76,000)
Adjusted operating income before taxes	$4,285	$369	NM

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2022	2021	% Change
Total revenues	$30,646	$30,842	(1)%
Less: Investment gains (losses)	2,845	1,995
Less: 10% deposit asset MTM included in NII	(409)	(899)
Adjusted operating revenues	$28,210	$29,746	(5)%

Loss before income taxes	$(19,477)	$(29,860)	(35)%
Less: Investment gains (losses)	2,845	1,995
Less: 10% deposit asset MTM included in NII	(409)	(899)
Less: e-TeleQuote transaction-related expenses	-	(423)
Less: Equity comp for awards exchanged during acquisition	-	739
Less: Loss on extinguishment of debt	-	(8,927)
Adjusted operating loss before income taxes	$(21,913)	$(22,345)	(2)%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2022	December 31, 2021	% Change
Stockholders' equity (1)	$1,721,499	$2,082,512	(17)%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(240,869)	63,777
Adjusted stockholders' equity (1)	$1,962,368	$2,018,735	(3)%

(1) Reflects the Company’s permanent stockholders’ equity and does not include temporary stockholders’ equity.